EXHIBIT 99.2

June 9, 2005

TIC
ADDRESS
ADDRESS

Via Federal Express

Re: City Center West “A” Refinance

Dear CCWA TIC Investor:

With interest rates rising and City Center West “A” approximately 99% leased, our Manager, Triple Net Properties, LLC, believes now is the time to refinance out of the existing 6.50% fixed rate loan. Triple Net Properties has locked in a FIXED rate of 5.00% on a new loan to be funded by July 31, 2005. The proposed terms of the new loan are superior to the existing Manulife loan in many ways: The new loan rate of 5.00% is lower than the current rate of 6.50% and will be interest only for the first 3 years. In addition, the new loan will be amortized over 30 years, while the existing loan has a 27-year amortization period.

Attached is a Mortgage Loan Application from PNC Bank to refinance the loan for a term of ten years at a fixed interest rate of 5.00%. The PNC loan will be interest only in years one through three and then amortize principal over 30 years, due in 2015. The loan is assumable by a qualified Buyer. We anticipate that we can sell the property for $29 million to $30 million. As you may remember, the previous buyer was under contract at $27.5 million.

The key terms of the PNC loan are described in the attached Mortgage Application. You are encouraged to review the terms in detail with your Advisor. If you have any questions or comments, please contact Steve Corea at (877) 888-7348 ext 238.

Time is of the essence to close the PNC loan on favorable terms. This new loan is required to close by the end of July of this year. Accordingly, we strongly encourage you to execute the enclosed Consent and return it to our office by fax (714) 918-9102 or overnight mail to the attention of Theresa Hutton in the Fed Ex envelope provided. Also, as requested by PNC Bank, please send a copy of your current Financial Statement and most recent Federal Tax Return to the attention of Theresa Hutton.

Thank you for your immediate attention to this matter.

Sincerely yours,

Anthony W. “Tony” Thompson
President

City Center West “A” Loan Refinance — Investor Consent:

I hereby approve the proposed payoff of the currently outstanding loan with Manufacturers Life Insurance Company (USA). I further approve the funding of a new loan in the amount of $21,000,000 by PNC Bank as further described in the enclosed loan application.

Approved:

Tenant in Common: NNN City Center West “A” ___, LLC

By: ____________________________________

Enclosure